BioSpecifics Technologies Corp. Reports First Quarter 2017
Financial Results

LYNBROOK, NY – May 10, 2017 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the first quarter ended March 31, 2017 and provided a corporate update.

“We were very excited to recently announce the initiation of our Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids, a serious medical condition with upward of $9.4 billion in U.S. annual direct costs as a result of all of the surgeries, hospital visits and other complications that come with treatment. These benign tumors of the reproductive tract cause pelvic discomfort, pain, decreased fertility and many other adverse symptoms. We are looking forward to the progression of our trial as we hope to deliver a more effective and efficient treatment option to patients,” said Thomas L. Wegman, President of BioSpecifics. “We continue to work with our partner Endo to maximize the potential of XIAFLEX and in particular, look forward to the start of the Phase 3 trials for cellulite in the second half of this year.”

First Quarter 2017 Financial Results

BioSpecifics reported net income of $3.3 million for the first quarter ended March 31, 2017, or $0.47 per basic share and $0.46 per share on a fully diluted basis, compared to net income of $2.8 million, or $0.40 per basic share and $0.39 per share on a fully diluted basis, for the same period in 2016.

Total revenue for the first quarter ended March 31, 2017 was $7.7 million, compared to $6.6 million for the same period in 2016. The increase in total revenues for the quarterly period was primarily due to royalties and the mark-up on cost of goods sold revenue associated with an increase in sales of XIAFLEX for the treatment of Peyronie’s disease and Dupuytren’s contracture.

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics' agreement with Endo International plc (Endo) for the first quarter ended March 31, 2017 were $7.7 million, compared to $6.6 million for the same period in 2016, an increase of $1.1 million, or 17 percent.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. BioSpecifics recognized licensing revenue of approximately $4,000 for the first quarter ended March 31, 2017 as compared to $12,000 in the corresponding 2016 period.

Research and development expenses for the first quarter ended March 31, 2017 were $0.3 million compared to $0.2 million for the same period in 2016.

General and administrative expenses for the first quarter ended March 31, 2017 were $2.4 million compared to $2.2 million for the same period in 2016.

Provision for income taxes for the first quarter ended March 31, 2017 were $1.8 million, compared to $1.4 million for the same period in 2016.

As of March 31, 2017, BioSpecifics had cash and cash equivalents and investments of $56.0 million, compared to $52.8 million as of December 31, 2016.

XIAFLEX Commercial Highlights

On May 9, 2017, Endo reported commercial highlights for XIAFLEX for the first quarter of 2017 (Endo’s first quarter 2017 financials are reported in BioSpecifics’ second quarter 2017 financials). For the first quarter of 2017, net revenues were $49.5 million compared to $44.0 million in the first quarter of 2016, a 12 percent growth. Endo continues to expect high-single to low-double digit revenue growth in 2017.

XIAFLEX Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of XIAFLEX for uterine fibroids and may initiate the development of new potential indications, not licensed by Endo. In addition to Dupuytren’s contracture and Peyronie’s disease, Endo’s licensed rights include human and canine lipoma, adhesive capsulitis, cellulite, lateral hip fat and plantar fibromatosis.

  In April 2017, BioSpecifics announced that the first patient was dosed with XIAFLEX in its ongoing Phase 1 open-label dose escalation study for the treatment of uterine fibroids being conducted at the Department of Gynecology & Obstetrics at Johns Hopkins University. The study is designed to enroll 15 female subjects treated prior to hysterectomy. Three subjects were injected with saline only to evaluate the accuracy of the injection method prior to the first patient being dosed with XIAFLEX. The primary endpoint will assess the safety and tolerability of a single injection of XIAFLEX directly into the uterine fibroids under transvaginal ultrasound guidance. The secondary endpoints will assess symptoms of pain and bleeding, quality of life throughout the study, shrinkage of XIAFLEX treated fibroids in size, increased rates of apoptosis in treated fibroids and a decrease in the collagen content of treated fibroids.

  In March 2017, the potential use of XIAFLEX for the treatment of uterine fibroids was highlighted at the Uterine Fibroids 2017 Conference: A Case for Women’s Health conference held in Durham, NC. The investigator for the recently initiated Phase 1 trial, Dr. James Segars, Director of Reproductive Science and Women’s Health Research at Johns Hopkins School of Medicine, presented data in a presentation titled, “An Injectable Drug to Treat Fibroids: A Phase 1 clinical trial,” demonstrating accuracy of the injection technique in three patients.

  Highly statistically significant data from Endo's Phase 2b study of XIAFLEX in patients with cellulite were presented at the Aesthetica Super Symposium (American Society of Plastic Surgeons) in March 2017 and the American Academy of Dermatology Annual Meeting in February 2017.

  Endo plans to initiate Phase 3 clinical trials of XIAFLEX for the treatment of cellulite in the second half of 2017.

  A commercial review of additional indications and priority programs, beyond cellulite, is ongoing by Endo and will determine the clinical trial timelines for Endo’s licensed indications moving forward.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Europe and Australia. Endo is partnered with Sobi, Actelion and Asahi Kasei for Dupuytren's contracture and Peyronie's disease outside the U.S. The XIAFLEX research and development pipeline includes several additional promising indications. BioSpecifics is managing the development of XIAFLEX for uterine fibroids and is conducting a Phase 1 clinical trial. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements in this press release include statements concerning, among other things, the progression of our Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids; whether and when Endo will begin the Phase 3 clinical trial of XIAFLEX for the treatment of cellulite; whether Endo will achieve high-single to low-double-digit revenue growth in 2017; whether and when Endo will publish full data from the Phase 2b study of XIAFLEX for the treatment of cellulite; the outcome of Endo's commercial assessment regarding the additional indications and priority programs and the timing of Endo's determination of clinical trial timelines for its licensed indications. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "plan", "may," "will," "can," and "could," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics' beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for additional indications that will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this press release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended
	March 31,
	2017	2016
Revenues:
Royalties	$7,686,210	$6,555,647
Licensing revenue	4,409	12,344
Total Revenues	7,690,619	6,567,991

Costs and expenses:
Research and development	254,781	248,500
General and administrative	2,425,717	2,164,333
Total costs and expenses	2,680,498	2,412,833

Operating income	5,010,121	4,155,158

Other income:
Interest income	101,753	52,703
Other, net	2,562	21,358
	104,315	74,061

Income before income tax expense	5,114,436	4,229,219
Provision for income tax expense	(1,769,683)	(1,400,095)

Net income	$3,344,753	$2,829,124

Earnings per share:
Basic	$0.47	$0.40
Diluted	$0.46	$0.39

Shares used in calculation of earnings per share:
Basic	7,164,245	7,011,664
Diluted	7,332,736	7,274,966

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	March 31,	December 31,
	2017	2016 (1)
Cash and cash equivalents	$9,031,808	$4,763,364
Investments	46,941,561	48,026,242
Accounts and income tax receivable	5,210,830	4,305,503
Deferred tax assets	3,192,614	3,290,122
Working capital	52,555,718	53,403,332
Total assets	68,274,018	64,696,280
Long-term liabilities	5,974,947	6,417,702
Total stockholders' equity	59,696,600	56,281,943

(1) The selected consolidated balance sheet information for the year ended December 31, 2016 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com